UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant		☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

DOLLAR GENERAL CORPORATION
________________________________________________________
(Name of Registrant as Specified In Its Charter)

(none)
________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	1)	Title of each class of securities to which transaction applies:_______________________________________
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The following letter was distributed to employees on March 12, 2006. March 12, 2007

Dear Dollar General Employees:

Your Board of Directors and I want to share with you some exciting news about our company. Today, we announced that Dollar General will be acquired by affiliates of Kohlberg Kravis Roberts & Co. L.P. (KKR), a leading private equity firm, for approximately $7.3 billion, representing a 31% premium over our closing stock price of $16.78 on March 9, 2007. Upon completion of this transaction, which is expected to close in the third quarter of 2007, Dollar General will become a private company. A copy of the press release we issued this morning is attached.

For those of you who are unfamiliar with KKR, it is one of the world’s oldest and most successful private equity firms. Their broad range of experience includes a long track record of creating value at retail companies. KKR recognizes that Dollar General is a wonderful company with a strong market presence and a rich legacy. We can look forward to working with them to invest in the future of our company in new and exciting ways.

Our Board of Directors has unanimously approved this transaction. The executive management team supports this decision and is excited about the continued implementation of our strategy.

There is a lot of work to be done to take us from today to the completion of the acquisition. Throughout this process, it will remain business as usual at Dollar General. Our customers will continue to enjoy the convenience, value and great service they have come to expect from us. In addition, it is important to remember that this is only a change in ownership, not a change in direction.

We know many of you will have questions about what today’s announcement will mean. We are in the early stages of this process, so we do not have all the answers. However, we can assure you that we will make the best possible effort to keep you informed as we move forward. In addition to the press release we issued today, we have attached some FAQs to provide you with more information.

I want to thank all of you for your patience, hard work and dedication to our Company. I appreciate the important contributions that each of you make every day and ask for your continuing commitment to the Company’s success. As always, we will rely on you to stay focused on your day-to-day jobs to ensure our customers continue to enjoy shopping at Dollar General. Our mission continues to be to serve others.

If you have any questions about this process, you may direct them to your manager. Finally, remember our media policy and direct all news media inquiries to Tawn Earnest, Sr. Director of Corporate Communications, at 615 855 5209.

Thank you for all you do every day.

/s/ David A. Perdue David A. Perdue Chairman and Chief Executive Officer

The following Q&A was distributed to employees on March 12, 2006. Employee Frequently Asked Questions (FAQs): 1. What did Dollar General announce today?

This morning Dollar General announced that it has signed a definitive agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), to be acquired for $22 per share, with a total transaction value of approximately $7.3 billion, including the assumption of approximately $300 million of net debt. Upon completion of the transaction, Dollar General will be a private company.

2. What can you tell us about KKR?

KKR is one of the world’s oldest, most experienced and most successful private equity firms with offices in the US, Europe and Asia. Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Over the past 30 years, KKR has invested in 14 transactions in the retail sector in North America and Europe, representing $25.5 billion of aggregate value, covering a broad range of channels including supermarkets, consumer drugstores, and specialty retail. In total, since its founding, KKR has completed approximately 150 transactions with an aggregate value of nearly US$ 280 billion.

For more information about KKR, please visit their website at www.kkr.com.

3. How will employees benefit from this transaction?

Going forward, employees will benefit from the continuity of a solid business plan and new investments in the future of the business.

4. What should employees expect over the coming months?

We will continue to operate as a public company, until the transaction closes. This announcement has no impact on our day to day operations – it will remain business as usual. All employees should remain focused and continue the work that has made Dollar General a leading discount retailer of general merchandise in the US.

5. Will there be any layoffs as a result of the transaction?

Beyond the strategic changes that the Company already has underway, there are no plans for layoffs.

6. Will there be any changes in employee benefits and compensation?

KKR has committed to continuing an equivalent level of compensation and benefits for at least the next two years.

7. Will any additional stores be closed as a result of the transaction?

There are no plans for store closures beyond those that the Company is pursuing as part of the strategic changes announced late last year.

8. Will customers be affected by this transaction?

No, throughout this process it will remain business as usual at Dollar General. Our customers will continue to enjoy the convenience, value and great service that they’ve come to expect from Dollar General.

9. What are the next steps? How long before the transaction closes? What approvals are required?

The merger is subject to the approval of Dollar General shareholders, customary closing conditions and regulatory approvals. The transaction is expected to close in the third quarter of 2007.

10. Will the company remain headquartered in Tennessee?

There are no plans to move the Company’s headquarters.

11. Where can I get more information regarding the transaction and the effect on employees?

If you have additional questions, you should direct them to your manager. A number of questions will be answered over time; we will keep you informed. You can visit our website at www.dollargeneral.com.

12. What happens to stock options?

Upon close, they will vest and be cashed out and distributed.

13. What happens to shares that I own through my 401K?

Those shares will be converted to cash. The cash will be reallocated and remain in your plan.

14. While this transaction is being finalized over the next several months, can I exercise my options?

Yes. You will be subject to your respective trading calendar, as usual.

Cautionary Statement Regarding Forward-Looking Statements

Certain information provided herein or may include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,”, “should,” “would”, “estimate,” “continue,” “contemplate” or “pursue,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified. These risks, assumptions, and uncertainties include, but are not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been or may be instituted against Dollar General and others following announcement of the proposal or the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the planned merger; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks, assumptions and uncertainties detailed from time to time in Dollar General’s SEC reports, including Dollar General’s most recent Quarterly Report on Form 10-Q. There can be no assurance that the transaction described above will be consummated. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Dollar General will file a proxy statement with the SEC. INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to shareholders of Dollar General. Investors and security holders will be able to obtain documents free of charge at the SEC’s website, located at www.sec.gov. The proxy statement and other documents also may be obtained for free from Dollar General by directing such request to Dollar General Corporation, Investor Relations, 100 Mission Ridge, Goodlettsville, Tennessee, telephone (615) 855-4000.

Participants in the Solicitation

Dollar General and its directors, executive officers and other members of its management team and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Dollar General’s participants in the solicitation, which may be different than those of Dollar General shareholders generally, is available in Dollar General’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 19, 2006 and will be available in the proxy statement to be filed by Dollar General in connection with the merger. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.